Exhibit 99.1

Medidata Solutions Reports Third Quarter 2011 Results

Record year to date GAAP and Non-GAAP operating income* increased 62% and 36%, to $21.8 and $34.1 million, respectively, year over year

Quarterly GAAP and Non-GAAP operating income increased 25% and 18%, to $7.6 and $11.9 million, respectively, year over year

Cash flow from operations increased 256% to $26.3 million
Customers increased 14%, or 33, to 261

Reiterates full year and provides fourth quarter 2011 guidance

NEW YORK--(BUSINESS WIRE)--November 8, 2011--Medidata Solutions (NASDAQ: MDSO), a leading global provider of SaaS-based clinical technology solutions that enhance the efficiency of clinical development, today announced its financial results for the third quarter 2011, as well as provided financial guidance for the fourth quarter and full year 2011.

“Medidata’s strong Q3 and record year to date results reflect the unique business value that our SaaS-based product portfolio brings to the clinical development process,” said Tarek Sherif, Medidata's chief executive officer. “Our role as a leading supplier of critical infrastructure and business analytics to the global life sciences and CRO sectors is driving increased revenues, profits and market share. We are operating in healthy and vibrant markets, with significant opportunities for growth, and are very well positioned for continued success in the coming year.”

Third Quarter Highlights

  Revenues increased to $46.3 million, up 13% year on year.
  Gross margins were 71%, up 3% year on year, and above the company’s previously stated long-term target range.
  GAAP and Non-GAAP operating income increased 25% and 18% year on year, to $7.6 and $11.9 million, respectively.
  Year to date GAAP and Non-GAAP operating income increased 62% and 36%, to a record $21.8 and $34.1 million, respectively.
  Year to date GAAP and Non-GAAP operating margins increased to a record 16% and 25%, respectively.
  Cash flow from operations increased 256% year to date to a record $26.3 million.
  Medidata added 33 new customers, including 18 from Clinical Force, for a quarter-end total of 261.
  Customers continued to contract for additional products from Medidata’s expanded portfolio, with over 10% of Medidata's customer base buying additional products this quarter.
  A global pharmaceutical company and one of Medidata’s top 4 customers extended its multi-year enterprise agreement with Medidata this quarter, continuing its long-time use of Rave, and expanded its use of Medidata's capabilities to include several non-Rave offerings, including Balance, Coder, TSDV and Safety Gateway.
  One of China’s largest CROs, Hangzhou Tigermed Consulting Ltd., became a Medidata Services Partner. Clinical Financial Services (CFS), which offers comprehensive business and financial management services for clinical trials, joined the Medidata Technology Partner program.
  Medidata launched Medidata Coder, an easy-to-use, easy-to-maintain software-as-a-service (SaaS) solution that provides a centralized coding environment designed to reduce coding cycle times.

Sherif added, “The integration of the previously announced acquisition of Clinical Force into our company is progressing well. We are working with existing CTMS customers to ensure a smooth transition and are focused on developing a world class CTMS SaaS offering that will benefit Medidata’s global customers and partners.”

Financial Highlights

Net revenues for the third quarter of 2011 were $46.3 million, an increase of $5.2 million, or 13%, compared with $41.1 million in the third quarter of 2010. The increase in revenues was due to a $1.4 million, or 4%, increase in revenues from application services, and a $3.8 million increase in revenues from professional services.

Gross margins in the third quarter of 2011 were 71%, an increase of approximately 3 percentage points over gross margins of 68% a year ago.

Non-GAAP operating income for the third quarter of 2011 increased 18% to $11.9 million, compared with $10.1 million a year ago. GAAP operating income for the quarter increased 25% to $7.6 million, compared with $6.0 million a year ago.

Non-GAAP net income* for the third quarter of 2011 increased to $10.4 million, or $0.42 per diluted share, compared with $6.9 million, or $0.29 per diluted share, in the third quarter of 2010. AAP net income for the third quarter of 2011 increased to $7.5 million, or $0.31 per diluted share, compared with $4.7 million, or $0.20 per diluted share, in the third quarter of 2010.

Cash flow from operations for the third quarter increased to a record $26.3 million, due to the company’s improving profitability and changes in working capital.

Financial Outlook

For the full year 2011, the company expects revenues to be between $183 and $185 million. Non-GAAP operating income is expected to be between $44.5 and $45.5 million. Based on current estimates, this would equate to GAAP operating income between $27.5 and $28.5 million. Non-GAAP net income is expected to be between $36.5 and $37.5 million. Based on current estimates, this would equate to GAAP net income between $26.5 and $27.5 million.

Total remaining backlog for 2011 was $39 million at the end of the third quarter. Remaining year backlog represents the amount of contractual revenue already booked, which is expected to be recognized during the remainder of the year. The difference between the backlog and balance of revenue guidance for the remainder of the year includes revenue from incremental professional services, as well as additional business from new and existing customers.

For the fourth quarter of 2011, the company expects revenues to be between $46.0 and $47.5 million. The company expects non-GAAP operating income to be between $10.5 and $11.5 million. Based on current estimates this would equate to GAAP operating income of $6.0 and $7.0 million. Non-GAAP net income is expected to be between $8.5 and $9.5 million. Based on current estimates, this would equate to GAAP net income of between $6.0 and $7.0 million.

While changes in the stock price could change the fully diluted share count, the company is assuming 24.5 and 24.7 million fully diluted shares in the fourth quarter and full year, respectively.

“We witnessed solid margin expansion and record cash flow this quarter,” said Cory Douglas, chief financial officer. “The scalability of our growing SaaS-based clinical development platform and the long term leverage in our business model are driving our profitable growth.”

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. Eastern. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Tuesday, November 22, 2011 by dialing 855-859-2056 domestically or 404-537-3406 internationally, with the passcode 21139769. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata Solutions Worldwide

Medidata Solutions is a leading global provider of SaaS clinical development solutions that enhance the efficiency of customers’ clinical trials. Medidata’s advanced solutions lower the total cost of clinical development by optimizing clinical trials from concept to conclusion: from study and protocol design, trial planning and budgeting, site negotiation, clinical portal, trial management, randomization and trial supply management, clinical data capture and management, safety events capture, medical coding to business analytics. Our diverse life science customer base spans biopharmaceutical companies, medical device and diagnostic companies, academic and government institutions, CROs and other research organizations, and includes more than 20 of the top 25 global pharmaceutical companies as well as organizations of all sizes developing life-enhancing medical treatments and diagnostics.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata's public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2010. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*Non-GAAP Financial Information

Medidata provides Non-GAAP operating income, net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of purchased intangible assets and acquisition-related charges and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense. Management uses these Non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation and amortization and non-cash, share-based compensation charges and management believes, based on discussions with investors, that these Non-GAAP measures enhance investor’s ability to assess Medidata’s historical and project future financial performance. While management believes these Non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of Non-GAAP financial measures. One limitation of Non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these Non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues
Application services	$35,940	$34,522	$108,372	$96,414
Professional services	10,365	6,580	28,892	22,643
Total revenues	46,305	41,102	137,264	119,057

Cost of revenues
Application services	7,279	6,738	21,471	19,132
Professional services	6,224	6,470	18,476	19,471
Total cost of revenues	13,503	13,208	39,947	38,603

Gross profit	32,802	27,894	97,317	80,454

Operating costs and expenses:
Research and development	7,306	6,450	21,511	19,464
Sales and marketing	8,788	7,493	26,519	22,913
General and administrative	9,140	7,905	27,522	24,679

Total operating costs and expenses	25,234	21,848	75,552	67,056

Operating income	7,568	6,046	21,765	13,398

Interest and other income (expense):
Interest expense	(30)	(48)	(97)	(195)
Interest income	64	95	227	288
Other (expense) income, net	244	25	242	158

Total interest and other income (expense), net	278	72	372	251

Income before income taxes	7,846	6,118	22,137	13,649

Provision for income taxes	364	1,454	1,472	4,156

Net income	$7,482	$4,664	$20,665	$9,493

Earnings per share:
Basic	$0.32	$0.20	$0.88	$0.41
Diluted	$0.31	$0.20	$0.84	$0.40

Weighted average common shares outstanding:
Basic	23,752	23,019	23,579	22,878
Diluted	24,491	23,856	24,683	23,738

MEDIDATA SOLUTIONS, INC.

Reconciliation of GAAP Operating Income and GAAP Net Income to Non-GAAP Operating Income and Non-GAAP Net Income (unaudited) (Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating income:
GAAP operating income	$7,568	$6,046	$21,765	$13,398
GAAP operating margins	16.4%	14.8%	15.8%	11.3%

Stock-based compensation	2,437	1,847	6,473	4,655
Depreciation and amortization	1,940	2,234	5,902	7,045

Non-GAAP operating income	$11,945	$10,127	$34,140	$25,098
Non-GAAP operating margins	25.8%	24.6%	24.9%	21.1%

Net income:
GAAP net income	$7,482	$4,664	$20,665	$9,493

Stock-based compensation	2,437	1,847	6,473	4,655
Amortization	444	365	1,144	1,095

Non-GAAP net income	$10,363	$6,876	$28,282	$15,243

GAAP basic earnings per share	$0.32	$0.20	$0.88	$0.41
GAAP diluted earnings per share	$0.31	$0.20	$0.84	$0.40

Non-GAAP basic earnings per share	$0.44	$0.30	$1.20	$0.67
Non-GAAP diluted earnings per share	$0.42	$0.29	$1.15	$0.64

The table above presents a reconciliation of GAAP to non-GAAP operating income, net income and net income per share applicable to common stockholders for the three and nine months ended September 30, 2011. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense.

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(Amounts in thousands, except per share data)

	September 30, 2011	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$26,049	$16,025
Marketable securities	76,646	69,473
Accounts receivable, net of allowance for doubtful accounts of $750 and $308, respectively	19,456	34,268
Prepaid commission expense	1,798	3,087
Prepaid expenses and other current assets	6,064	6,297
Deferred income taxes	3,901	3,731

Total current assets	133,914	132,881

Restricted cash	388	532
Furniture, fixtures and equipment, net	8,955	10,993
Goodwill	15,360	9,799
Intangible assets, net	3,889	2,945
Other assets	3,028	795

Total assets	$165,534	$157,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,483	$2,797
Accrued payroll and other compensation	8,612	11,520
Accrued expenses and other	3,866	4,058
Deferred revenue	51,554	63,228
Capital lease obligations	173	712

Total current liabilities	66,688	82,315

Noncurrent liabilities:
Deferred revenue, less current portion	14,066	20,540
Deferred tax liabilities	3,904	3,418
Capital lease obligations, less current portion	2	68
Other long-term liabilities	2,254	478

Total noncurrent liabilities	20,226	24,504

Total liabilities	86,914	106,819

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued
and outstanding	-	-
Common stock, par value $0.01 per share; 100,000 shares authorized, 24,915 and 24,141
shares issued; 24,766 and 24,089 shares outstanding, respectively	249	241
Additional paid-in capital	130,682	122,015
Treasury stock, 149 and 52 shares, respectively	(2,186)	(474)
Accumulated other comprehensive loss	(251)	(117)
Accumulated deficit	(49,874)	(70,539)

Total stockholders’ equity	78,620	51,126

Total liabilities and stockholders' equity	$165,534	$157,945

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)
	Nine Months Ended September 30,
	2011	2010

Cash flows from operating activities:
Net income	$20,665	$9,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,902	7,045
Stock-based compensation	6,473	4,655
Amortization of discounts or premiums on marketable securities	944	887
Deferred income taxes	(113)	44
Amortization of debt issuance costs	45	42
Excess tax benefit associated with equity awards	-	(827)
Changes in operating assets and liabilities:
Accounts receivable	14,949	(2,981)
Prepaid commission expense	785	199
Prepaid expenses and other current assets	318	(2,391)
Other assets	(509)	2
Accounts payable	(251)	(57)
Accrued payroll and other compensation	(2,920)	(1,635)
Accrued expenses and other	(26)	153
Deferred revenue	(19,963)	(7,315)
Other long-term liabilities	(43)	71

Net cash provided by operating activities	26,256	7,385

Cash flows from investing activities:
Purchases of furniture, fixtures and equipment	(2,896)	(5,609)
Purchases of available-for-sale marketable securities	(93,918)	(65,169)
Proceeds from sale of available-for-sale marketable securities	85,712	43,363
Acquisition of business, net of cash acquired	(5,166)	-
Decrease in restricted cash	144	-

Net cash used in investing activities	(16,124)	(27,415)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,202	1,003
Excess tax benefit associated with equity awards	-	827
Repayment of obligations under capital leases	(605)	(2,385)
Acquisition of treasury stock	(1,712)	(405)
Payment of debt issuance costs	-	(21)

Net cash used in financing activities	(115)	(981)

Net increase (decrease) in cash and cash equivalents	10,017	(21,011)

Effect of exchange rate changes on cash and cash equivalents	7	(13)

Cash and cash equivalents — Beginning of period	16,025	39,449

Cash and cash equivalents — End of period	$26,049	$18,425

CONTACT:
Investor Contact:
Medidata Solutions
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media Contact:
Lois Paul & Partners
Susan McCarron, 617-986-5767
susan_mccarron@lpp.com